Exhibit 4.2
Form of
Amendment to Subscription Agreement and Common Stock Purchase Warrant

This Amendment to Subscription Agreement and Common Stock Purchase Warrant (“Agreement”) is made this ___ day of May, 2010, by and between China Armco Metals, Inc., a Nevada corporation (the “Company”), and the investor identified on the signature page hereto (the “Investor”) to amend certain sections of the Subscription Agreement and Common Stock Purchase Warrant entered into by and amongst the parties hereto as it relates to the July 2008 Offering, as hereinafter defined.

WHEREAS, in July 2008 the Company sold 22.9 units of its securities units at an offering price of $300,000.00 per unit in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Act”), in reliance on exemptions provided by Regulation D, Regulation S and Section 4(2) of the Act (the “July 2008 Offering”). Each unit sold in the July 2008 Offering consisted of 100,000 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”) and five year warrants to purchase 100,000 shares of Common Stock with an exercise price of $5.00 per share (the “Warrants”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Subscription Agreement and Warrant.

WHEREAS, the Investor currently holds a Warrant to purchase the number of shares the Common Stock set forth on the signature page hereto.

WHEREAS, the parties hereto desire to amend the Subscription Agreement and the Warrant as set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.           The Warrant is hereby amended to delete in its entirety Section 6.6, Adjustment for Certain Transactions.  The Investor hereby waives any rights provided for under Section 6.6 of the Warrant as it relates to any Warrants that have not been exercised as of the date of this Agreement

2.           The Subscription Agreement is hereby amended to delete in its entirety Section 12 (b), Most Favored Nation Provision.  The Investor hereby waives all rights to any rights provided for under Section 12(b) of the Subscription Agreement as it relates to any New Securities that may have been issued by the Company prior to the date of this Agreement.

3.           As consideration for the foregoing, the Company covenants that so long as any Warrants are outstanding other than Excepted Issuances that it will not will not enter into an agreement to issue nor issue any shares of Common Stock or Common Stock Equivalents to any Third Party Purchasers at an effective price per share of less than $5.00 without the prior written consent of the Investor, which consent may be withheld for any reason.  For the purposes of this Agreement, “Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Common Stock.

4.           This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

Investor: Name of Investor Sign Name Date	China Armco Metals, Inc.: By: Kexuan Yao, Chief Executive Officer Date

No. of shares of Common Stock underlying Warrants: ___________________